CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 20, 2009, accompanying the financial statements of Long-Term Investment Grade Trust, Series 26 and Insured Laddered Trust, Series 3 (included in Van Kampen Unit Trusts, Taxable Income Series 74) as of October 31, 2008, and for each of the three years in the period then ended and the financial highlights for the period from December 9, 2004 (date of deposit) through October 31, 2005 and for each of the three years in the period ended October 31, 2008, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-119055) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
February 20, 2009